Exhibit 99(d)

COMMON SHARES OF BENEFICIAL INTEREST
Number	WITHOUT PAR VALUE	Shares
ZO
ORGANIZED UNDER THE LAWS OF THE STATE OF DELAWARE
[PICTURE]	CUSIP 18914E 10 6
SEE REVERSE FOR CERTAIN DEFINITIONS
Clough Global Opportunities Fund
THIS CERTIFIES THAT

IS THE OWNER OF
FULLY PAID AND NONASSESSABLE COMMON SHARES OF BENEFICIAL INTEREST OF CLOUGH GLOBAL OPPORTUNITIES FUND,

a Delaware Statutory Trust, transferable on the books of the Trust by the holder hereof in person or by duly authorized attorney upon surrender of this Certificate properly endorsed. This Certificate and the shares represented hereby are issued and shall be subject to all of the provisions of the Agreement and Declaration of Trust, as amended from time to time, to all of which the holder by acceptance hereof assents. This Certificate is not valid until countersigned and registered by the Transfer Agent and Registrar.
Witness the facsimile signatures of the duly authorized officers of the Trust.
COMMON SHARES
DATED:
COUNTERSIGNED AND REGISTERED:
THE BANK OF NEW YORK
TRANSFER AGENT
AND REGISTRAR
BY

AUTHORIZED SIGNATURE	TREASURER	PRESIDENT
AMERICAN BANK NOTE COMPANY 711 ARMSTRONG LANE COLUMBIA, TENNESSEE 38401 (931) 388-3003 SALES: R. JOHNS 212-269-0339X1 / ETHER 7 / LIVE JOBS / C / CLOUGH 22912 FC	PRODUCTION COORDINATOR: DENISE MARTIN 931-490-1727 PROOF OF MARCH 8, 2006 CLOUGH GLOBAL OPPORTUNITIES FUND WSB 22912 FC Operator: Ron / Teresa REV. 1

COLORS SELECTED FOR PRINTING: Intaglio prints in SC-7 Dark Blue.

COLOR: This proof was printed from a digital file or artwork on a graphics quality, color laser printer. It is a good representation of the color as it will appear on the final product. However, it is not an exact color rendition, and the final printed product may appear slightly different fromthe proof due to the difference between the dyes and printing ink.

PLEASE INITIAL THE APPROPRIATE SELECTION FOR THIS PROOF:            OK AS IS            OK WITH CHANGES            MAKE CHANGES AND SEND ANOTHER PROOF